Signature Required

              MUTUAL FUND RULE 22C-2 INFORMATION SHARING AGREEMENT

A. According to the applicable mutual fund(s) records, your firm ("you" or "Firm") is a shareholder of record of one or more of the mutual funds listed on Schedule A hereto (each, a "Fund") for which SEI Investments Distribution Co. ("SIDCO") acts as the principal underwriter, and you appear to be a "financial intermediary," as defined by Rule 22c-2 under the Investment Company Act of 1940.

B. Rule 22c-2 REQUIRES financial intermediaries transacting in mutual fund shares to agree in writing with a fund or its principal underwriter to provide the fund with certain underlying shareholder data and to abide by instructions for the fund related to those shareholders.

NOW, THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the receipt of which is hereby acknowledged, you hereby agree as follows as to each Fund listed on Schedule A for which you are, or will in the future, become a shareholder of record:

AGREEMENT TO PROVIDE SHAREHOLDER INFORMATION.
---------------------------------------------

                  a. As instructed by you, the Fund's transfer agent has opened accounts on the Fund's books and records (each, an "account") in order to process Share purchase and redemption requests for you and your "Shareholders" (as that term is defined below). You agree to provide the Fund, or its designee, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholders; the name or other identifier of any investment professionals associated with the Shareholders or account (if known); and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account during the period covered by the request. While the Fund may request this information at any time after the effective date of this agreement, you are not required to provide any information under this Amendment until the Rule 22c-2 compliance date, currently designated as October 16, 2007 in SEC Release IC - 26728.

                  b. You agree to transmit the requested information that is on your books and records to the Fund, or its designee, promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide to the Fund the requested information from Shareholders who hold an account with an "indirect intermediary" (as defined in Rule 22c-2); or (ii) if directed by the Fund (or its designee), block further purchases of Shares from such indirect intermediary. In such instance, you agree to inform the Fund whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing, which writing may be an electronic or a facsimile transmission, and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, or its designee, should be consistent with the NSCC Standardized Data Reporting Format. .

                  c. The Fund agrees that all requests will set forth a specific period for which transaction information is sought, which period may include each trading day. The Fund may request transaction information as it deems appropriate, including to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing disruptive trading activity in the Fund or dilution of the value of the outstanding Shares of the Fund. The Fund agrees not to use the information received for marketing or any other similar purpose without your prior written consent.

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                                                              Signature Required

                  d. You agree to execute written instructions from the Fund, or its designee, to restrict or prohibit further purchases or exchanges of Shares by any Shareholder specifically identified by the Fund or its designee. Such instruction can be for any reason deemed appropriate by the Fund or its designee, including for a Shareholder that has been identified as having engaged in transactions of the Fund's Shares (directly or indirectly through your accounts) that violate policies established by the Fund for the purpose of eliminating or reducing disruptive trading activity in the Fund or dilution of the value of the outstanding Shares of the Fund. When issuing you instructions, the Fund, or its designee, will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after you receive the instructions and you must provide written confirmation to the Fund, or its designee, that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

                  e. For purposes of this Section, the term "Shareholder" means:
         (i) the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name; (ii) the employee benefit, retirement or other plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares; or (iii) the holder of interests in a variable annuity or variable life insurance contract issued by you.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below.

SEI INVESTMENTS DISTRIBUTION CO.               FIRM :___________________________


By: /s/ Mark F. McManus                        By: _____________________________

Name:  Mark F. McManus                         Name: ___________________________

Title: Vice President                          Title: __________________________

Date: August 4, 2006                           Date: ___________________________



*** PURSUANT TO SEC RULES, YOUR FAILURE TO EXECUTE AND RETURN THE ABOVE AGREEMENT TO US BY APRIL 16, 2006 MAY RESULT IN A FUND'S INABILITY TO CONTINUE TO ACCEPT TRADES PACED BY YOU ON BEHALF OF YOU AND YOUR CLIENTS AND/OR THE FUND REVOKING YOUR STATUS AS A FINANCIAL INTERMEDIARY FOR PURPOSES OF THE FUND'S MARKET TIMING, AND IF APPLICABLE, REDEMPTION FEE POLICIES.***

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                                                              Signature Required

                               Schedule A (Funds)